Exhibit 10.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of February 13, 2019 (the “Effective Date”), is entered into between LUXEMARK CAPITAL LLC, a New York limited liability company (the “Company”), Avraham Zeines, an individual, Oskar Kowalski, an individual, Kamil Blaszczak, an individual (each a “Seller Principal” and, collectively, along with the Company, the “Sellers”), and LM CAPITAL SOLUTIONS, LLC, a New York limited liability company (the “Buyer”).

bACKGROUND

A.       The Company is engaged in, among other things, the business of: (i) facilitating and monitoring the provision of syndication capital, loans, lines of credit or other leverage to funding companies within the merchant cash advance space and; (ii) facilitating the connection of merchants seeking merchant cash advances to funding companies within the merchant cash advance space (the “Business”).

B.       The Seller Principals collectively own all of the membership interests in the Company.

C.       The Company wishes to sell to the Buyer, and the Buyer wishes to purchase from the Company, all right, title and interest in and to the Purchased Assets (as defined below), subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article 1

Purchase and Sale

1.1       Purchase and Sale of Purchased Assets. Subject to the terms and conditions set forth herein, as of the Effective Date, the Company hereby sells, assigns, transfers, conveys and delivers to the Buyer, and the Buyer hereby purchases from the Company, all of the Company’s right, title and interest in and to all of the assets, properties and rights of every kind and nature used or held for use in connection with the Business, including, without limitation, the name “Luxemark Capital LLC” and all related intellectual property and those assets listed on Schedule 1.1(a) attached hereto (such assets, collectively, the “Purchased Assets”), in each case free and clear of any mortgage, pledge, lien, charge, security interest, claim or other encumbrance (“Encumbrance”). Notwithstanding the foregoing, the Purchased Assets shall not include the assets set forth on Schedule 1.1(b) attached hereto, if any (collectively, the “Excluded Assets”).

1.2       Assignment and Assumption of Assumed Liabilities. Subject to the terms and conditions set forth herein, the Buyer shall assume and agree to pay, perform and discharge only the Liabilities (as defined below) specifically listed on Schedule 1.2 attached hereto, but only to the extent that such Liabilities do not relate to or arise out of any breach, default or violation by the Company or any of its affiliates on or prior to the Effective Date (collectively, the “Assumed Liabilities”). For the avoidance of doubt, the Buyer shall not assume any Liabilities other than the Assumed Liabilities. For purposes of this Agreement, “Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

1.3       Excluded Liabilities. Notwithstanding anything to the contrary herein, the Company shall retain, and shall be responsible for paying, performing and discharging, when due, and the Buyer and its Affiliates shall not assume or have any responsibility for any Liabilities of the Company, including as set forth on Schedule 1.3 hereto (all excluded Liabilities collectively, “Excluded Liabilities”), other than the Assumed Liabilities.

1.4       Purchase Price. The aggregate purchase price payable by the Buyer for the Purchased Assets shall be the sum of: (a) the Initial Purchase Price (as defined below); (b) the Equity Consideration (as defined below); (c) the Initial Earn-Out (as defined below); and (d) the Performance Based Earn-Out (as defined below), payable as follows:

a.	Initial Purchase Price. At the Closing, the Buyer shall pay to the Company the amount of One Million Dollars ($1,000,000) (the “Initial Purchase Price”).

b.	Equity Consideration. At the Closing, the Buyer shall issue to the Company a twenty percent (20%) membership interest in the Buyer (the “Equity Consideration”).

c.	Initial Earn-Out. Within ten (10) business days after the final determination of Distributable Net Income (as defined below) of the Company for the year ending in December 31, 2018, pursuant to Section 1.5 of this Agreement, the Buyer shall pay to the Company the “Initial Earn-Out”, if any, which shall equal the difference of:

(i)	One Million Dollars ($1,000,000) minus

(ii)	the Distributable Net Income of the Company for the year ending on December 31, 2018.

“Distributable Net Income” means the difference of (a) the sum of (i) net income actually realized, plus (ii) depreciation, plus (iii) non-cash stock compensation, minus (b) capital additions greater than $10,000, in each case of the Company or the Buyer, as applicable, as reported in its audited financial statements. Any review or dispute about the amount of the Distributable Net Income shall be determined in accordance with the procedures set forth in Section 1.5. For the avoidance of doubt, if the Initial Earn-Out is earned and the Buyer pays the Initial Earn-Out pursuant to Section 1.4(e), the Buyer shall have no further payment or other obligations under this Section. Notwithstanding anything to the contrary herein, the maximum amount payable to the Company under this Section 1.4(c) is One Million Dollars ($1,000,000).

d.	Performance Based Earn-Out.

(i)	Within ten (10) days after the final determination of Distributable Net Income of the Buyer for each of the years ending in December 31, 2019, December 31, 2020, December 31, 2021 and December 31, 2022, the Buyer shall pay to the Company the “Performance Based Earn-Out”, if any, for the immediately preceding year which, if fully earned, shall equal One Million Dollars ($1,000,000).

(ii)	The Performance Based Earn-Out for each year shall only be fully earned in the event that the Buyer achieves or exceeds the Performance Target (as defined below) for such year. In the event that the Buyer does not achieve or exceed the Performance Target for a given year in which the Company is eligible to receive the Performance Based Earn-Out, the Performance Based Earn-Out with respect to such year shall be paid as follows:

(a) if the Buyer achieves less than 100% but at least 75% of the Performance Target in such year, the Performance Based Earn-Out payable to the Company with respect to such year will be an amount equal to (1) the percentage of the Performance Target achieved in such year by the Buyer multiplied by (2) One Million Dollars ($1,000,000); and

(b) if the Buyer achieves less than 75% of the Performance Target in such year, the Performance Based Earn-Out payable to the Company with respect to such year shall equal Zero Dollars ($0.00).

(iii)	In the event (a) a Sale of the Company (as defined in the Buyer LLCA) occurs prior to the final determination of Distributable Net Income for the year ending on December 31, 2022, and (B) the net consideration paid to the equity holders of Buyer in connection with such Sale of the Company exceeds the Earn-Out Acceleration Proceeds Threshold for the year in which such Sale of the Company is consummated, the Buyer will be deemed to have earned the maximum Performance Based Earn-Out possible with respect to each year listed in Section 1.4(d)(i) that is not completed at the time of such Sale of the Company, and all such Performance Based Earn-Out payments shall be due and payable concurrently with such Sale of the Company. For example, if a Sale of the Company occurs in June 2021 and the net consideration paid to the equity holders of Buyer in connection with such Sale of the Company exceeds the Earn-Out Acceleration Proceeds Threshold for 2021, the Company will be deemed to have earned the maximum Performance Based Earn-Out for the years ending on December 31, 2021 and December 31, 2022 pursuant to Sections 1.4(d)(i) and (ii) and be entitled to an aggregate payment of Two Million Dollars ($2,000,000). “Earn-Out Acceleration Proceeds Threshold” means the amounts set forth on Schedule 1.4(d) with respect to the applicable periods denoted therein. For the avoidance of doubt, no payments shall be made under this Section 1.4(d)(iii) for any unearned Performance Based Earn-Out payments for years which have been completed prior to the Sale of the Company.

(iv)	For the avoidance of doubt, if the Performance Based Earn-Out is earned in a given year and the Buyer pays any Performance Based Earn-Out for such year pursuant to Section 1.4(e), the Buyer shall have no further payment or other obligations under this Section for that particular year. Notwithstanding anything to the contrary herein, the maximum amount payable to the Company under this Section 1.4(d) shall be Four Million Dollars ($4,000,000).

e.	Each of the Initial Purchase Price, the Initial Earn-Out and the Performance Based Earn-Out, when and if earned, shall be paid by wire transfer of immediately available funds in accordance with the wire transfer instructions set forth on Schedule 1.4(e) attached hereto.

1.5	Distributable Net Income Determination; Earn-Out Procedures.

a.       Distributable Net Income Determination.

(i)       As promptly as practicable following the completion of the routine independent third party audit of the financial statements of the Buyer for the year ending December 31, 2018, the Buyer shall submit to the Company in writing the proposed calculation of the Distributable Net Income of the Company or the Buyer (as applicable, the “Distributable Net Income Calculation”), together with supporting documentation reasonably necessary for the Sellers’ review of such proposed Distributable Net Income Calculation. This process will be repeated for each of the calendar years ending on December 31, 2019, December 31, 2020, December 31, 2021 and December 31, 2022.

(ii)       The Company shall have thirty (30) days following delivery by the Buyer of the proposed Distributable Net Income Calculation during which to notify the Buyer of any dispute of such proposed Distributable Net Income Calculation, which notice shall set forth in reasonable detail the basis for such dispute. If the Company does not notify the Buyer of any dispute within such thirty (30) day period, the Distributable Net Income Calculation provided by the Buyer pursuant to Section 1.5(a)(i) above shall be deemed to be final and binding on the parties. If the Company does notify the Buyer of any dispute within such fifteen (15) day period, the Buyer and the Company shall cooperate in good faith to resolve such dispute as promptly as possible, and upon such resolution, the Distributable Net Income shall be determined in accordance with the mutual written agreement of the Buyer and the Company. If the Buyer and the Company are unable to resolve any dispute regarding such Distributable Net Income Calculation within fifteen (15) days (or such longer period as the Buyer and the Company shall mutually agree in writing) of notice of a dispute, the dispute shall be resolved by a neutral arbitrator. The neutral arbitrator shall be mutually agreed upon by each of the Buyer and the Company and shall be appointed within ten (10) days after the expiration of the period to resolve the dispute. In the event the Buyer and the Company cannot agree upon the appointment of a neutral arbitrator within ten (10) days, the Company shall appoint one arbitrator and the Buyer shall appoint one arbitrator, and the appointed arbitrators shall select a third arbitrator to serve with them, with the decision(s) and resolution(s) of a majority of the arbitrators so selected to be controlling with respect to any decision(s) or resolution(s) required to be made by the arbitrator(s) under this Agreement. The resolution of the arbitrator(s) shall be final and binding on the parties. The arbitrator(s) shall use commercially reasonable efforts to complete its work within thirty (30) days of its engagement. The fees, costs and expenses of the arbitrator(s) (i) shall be borne by the Buyer in the proportion that the aggregate dollar amount of all such disputed items so submitted that are successfully disputed by the Sellers (as finally determined by the arbitrator) bears to the aggregate dollar amount of such items so submitted and (ii) shall be borne by the Sellers, on a joint and several basis, in the proportion that the aggregate dollar amount of such disputed items so submitted that are unsuccessfully disputed by the Sellers (as finally determined by the arbitrator) bears to the aggregate dollar amount of all such items so submitted. Within ten (10) business days after the final determination of Distributable Net Income pursuant to this Section 1.5, the Buyer shall pay to the Company, by wire transfer or delivery of immediately available funds, the amount of the Initial Earn-Out (if any) or the Performance Based Earn-Out (if any) based on Distributable Net Income as finally determined.

b.       Performance Targets. The performance target which the Buyer must meet or exceed in the current year in order to earn the Performance Based Earn-Out (the “Performance Target”) with respect to the years ending on each of December 31, 2019, December 31, 2020, December 31, 2021 and December 31, 2022 are set forth in Schedule 1.5(b) attached hereto.

c.       Operating and Accounting Procedures of the Company.

(i)       Generally. The parties agree that the guidelines set forth in Schedule 1.5(c) shall be used in calculating Distributable Net Income. Additionally, nothing contained in this Agreement shall be construed to restrict in any way management of the Buyer and its affiliates from operating the Buyer in the manner which the Buyer’s management and board of managers reasonably deem most beneficial for the Buyer and the Buyer’s equity holders, subject to the provisions of the Buyer LLCA (as defined below); provided, that in no event shall Buyer take any action with the intent, or sole purpose of, avoiding the obligation to make the Initial Earn-Out or the Performance Based Earn-Out.

(ii)       Accounting Standards. All matters relating to the calculation of Distributable Net Income shall be calculated in a manner consistent with GAAP and pursuant to the methodology set forth in Schedule 1.5(c).

1.6       Purchase Price Allocation. The Sellers and the Buyer agree to allocate the Purchase Price among the Purchased Assets for federal and, where applicable, state and local income tax purposes in accordance with the methodology set forth on Schedule 1.6 attached hereto. The Buyer and the Sellers shall file all tax returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation. The Buyer shall be entitled to deduct and withhold from the Purchase Price all taxes that the Buyer may be required to deduct and withhold under any applicable tax law. All such withheld amounts shall be treated as delivered to the Company hereunder.

Article 2
Closing

2.1       Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall occur simultaneously with the execution of this Agreement on the Effective Date via remote exchange of electronic signature pages or scanned copies of original signature pages. The consummation of the transactions contemplated by this Agreement shall be deemed to occur at 12:01 a.m. Eastern Time on the Effective Date.

2.2       Closing Deliverables.

(a)       At the Closing, the Sellers shall deliver to the Buyer the following:

(i)       a bill of sale in a form mutually agreed by the Buyer and the Sellers (the “Bill of Sale”), duly executed by the Company;

(ii)       an assignment and assumption agreement in a form mutually agreed by the Buyer and the Sellers (the “Assignment and Assumption Agreement”), duly executed by the Company;

(iii)       an assignment in a form mutually agreed by the Buyer and the Sellers (the “Intellectual Property Assignment”), duly executed by the Company;

(iv)       a duly executed joinder to the Buyer Limited Liability Company Agreement (“Buyer LLCA”), in a in a form mutually agreed by the Buyer and the Sellers;

(v)       copies of the Company’s financial statements prepared in accordance with U.S. GAAP, consistently applied, covering the time period from the Company’s inception until its most recently completed fiscal year.

(vi)       a Restrictive Covenant Agreement in a form mutually agreed by the Buyer and the Sellers (a “Restrictive Covenant Agreement”), duly executed by the Company and each of the Seller Principals;

(vii)       copies of all consents, approvals, waivers and authorizations referred to in Schedule 3.2 attached hereto, if any;

(viii)       for each Investor, an executed copy of a commercial agreement with such Investor in a form mutually agreed by the Buyer and the Sellers, which the parties agree the Business will use as a form contract for investor agreements going forward;

(ix)       for each Funder, an executed copy of a commercial agreement with such Funder in a form mutually agreed by the Buyer and the Sellers, which the parties agree the Business will use as a form contract for funder agreements going forward;

(x)       an Employment Agreement between the Buyer and Adrian Miller in a form reasonably satisfactory to the Buyer (the “Employment Agreement”), duly executed by Adrian Miller;

(xi)       a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that the Company is not a foreign person within the meaning of Section 1445 of the Internal Revenue Code duly executed by the Company;

(xii)       a certificate of the Secretary or Assistant Secretary (or equivalent officer) of the Company certifying as to (A) the resolutions of the board of directors of the Company, duly adopted and in effect, which authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and (B) the names and signatures of the officers of the Company authorized to sign this Agreement and the documents to be delivered hereunder;

(xiii)       a pledge agreement pledging the Equity Consideration in favor of the Buyer and Holdings (the “Pledge Agreement”), duly executed by the Sellers;

(xiv)       consulting agreements in a form mutually agreed by the Buyer and the Sellers, duly executed by each of the Seller Principals (the “Consulting Agreements”); and

(xv)       such other instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to the Buyer, as may be required to give effect to this Agreement.

(b)       At the Closing, the Buyer shall deliver to the Sellers the following:

(i)       the Initial Purchase Price, payable in accordance with Section 1.3;

(ii)       the Equity Consideration;

(iii)       a Warrant, in a form satisfactory to the Buyer, granting the Company the right to purchase a number of shares of the common stock, par value $0.01 per share, of CCUR Holdings, Inc. (“Holdings”) equal to five percent (5%) of the fully diluted equity capitalization of Holdings as of the Effective Date (each such share, a “Warrant Share”) at a price per Warrant Share equal to the greater of (A) the fair market value of one Warrant Share at the close of trading on the Effective Date, and (B) $6.50 (the “Holdings Warrant”), duly executed by Holdings;

(iv)       each Restrictive Covenant Agreement, duly executed by the Buyer;

(v)       the Employment Agreement, duly executed by the Buyer;

(vi)       the Consulting Agreements, duly executed by the Buyer;

(vii)       the Master Promissory Note by and between Holdings and the Buyer, in a form mutually agreeable to Holdings and the Buyer, duly executed by Holdings and the Buyer; and

(viii)       a certificate of the Secretary or Assistant Secretary (or equivalent officer) of the Buyer certifying as to (A) the resolutions of the board of directors of the Buyer, duly adopted and in effect, which authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and (B) the names and signatures of the officers of the Buyer authorized to sign this Agreement and the documents to be delivered hereunder.

Article 3
Representations and warranties of The sellerS

Each of the Seller Principals and the Company, jointly and severally, represents and warrants to the Buyer that the statements contained in this Article III are true and correct as of the execution of this Agreement. For purposes of this Article III, “Company’s Knowledge” means the actual or constructive knowledge of each of the Seller Principals or any director or officer of the Company or such knowledge that such persons should have after conducting due inquiry into the matter at hand.

3.1       Organization and Authority of the Sellers; Enforceability. Except as set forth in Schedule 3.1, the Company is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of New York. The Company has full limited liability company power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite actions on the part of the Company. Each of the Seller Principals has all requisite right, capacity, power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by each of the Seller Principals and the Company, and (assuming due authorization, execution and delivery by the Buyer) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of each of the Seller Principals and the Company, enforceable against each in accordance with their respective terms.

3.2       No Conflicts; Consents. Except as set forth in Schedule 3.2 attached hereto, the execution, delivery and performance by the Sellers of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the certificate of incorporation, by-laws or other organizational documents of the Company; (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to any Seller or the Purchased Assets; (c) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any contract or other instrument to which any Seller is a party or to which any of the Purchased Assets are subject; or (d) result in the creation or imposition of any Encumbrance on the Purchased Assets. Except as set forth in Schedule 3.2 attached hereto, no consent, approval, waiver or authorization is required to be obtained by any Seller from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by such Seller of this Agreement and the consummation of the transactions contemplated hereby.

3.3       Title, Sufficiency and Condition of Purchased Assets; Inventory.

(a)       The Company owns and has good title to the Purchased Assets, free and clear of Liens. Upon the consummation of the transactions contemplated hereby, the Buyer will acquire sole ownership of all of the Purchased Assets, free and clear of all Liens (as defined below). All of the Purchased Assets of the Company are free and clear of any mortgage, pledge, lien, conditional sale agreement, security title, encumbrance, easement, right of way, charge or other title retention agreement of any kind or nature (a “Lien”). There are no breaches or defaults under, and no events or circumstances have occurred which, with or without notice or lapse of time or both, would constitute a breach of or a default under, any instrument, agreement or other document that creates, evidences or constitutes any Lien or that evidences, secures or governs the terms of any indebtedness or obligation secured by any Lien (any such instrument, agreement or other document is referred to herein as a “Lien Instrument”). The sale of the Purchased Assets by the Company to the Buyer will not: (i) constitute a breach or a default under any Lien Instrument; (ii) permit (with or without notice, lapse of time or both), cause or result in (A) the acceleration of any indebtedness or other obligation evidenced, secured or governed by a Lien Instrument, or (B) the foreclosure or other enforcement of any Lien; (iii) permit or cause the terms of any Lien Instrument to be renegotiated; or (iv) require the consent of any party to or holder of a Lien Instrument or of any third party.

(b)       The Purchased Assets, taken together with the services, assets and rights to be provided hereunder or under the documents to be delivered in connection with the Closing, constitute all of the assets necessary to operate the Business in substantially the manner immediately after the Closing as it is currently conducted by the Company or currently proposed to be conducted after the Closing. The tangible Purchased Assets are in good condition and are adequate for the uses to which they are currently being put, and none of such Purchased Assets are in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. All inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories included in the Purchased Assets consist of a quality and quantity usable and saleable in the ordinary course of business.

(c)       No licenses or consents from, or payments to, any other person are or will be necessary for the Buyer to use any of the Purchased Assets in the same manner in which such Purchased Assets are currently used in the conduct of the Business prior to the Closing. No restrictions will exist on the Buyer’s right to use, sell, resell, license or exploit any of the Purchased Assets, nor will any restrictions be imposed on the Buyer as a consequence of the transactions contemplated by this Agreement.

(d)       Other than the Company, no other person or entity owns, uses, holds for use, possesses or controls, or has any right, title, or interest in or to, any Purchased Asset. None of the Excluded Assets are used in, held for use in, necessary for, or related to the use or enjoyment of the Purchased Assets following the Closing as currently used or enjoyed, or as currently contemplated by the Company to be used or enjoyed.

3.4       Relationship With Affiliates. Other than pursuant to the agreements set forth on Schedule 3.4, neither any of the Sellers nor any affiliate or relative (by blood or marriage) of any of the Sellers provides or supplies assets, services or facilities or is party to any other agreements, contracts, arrangements or courses of dealing which are, individually or in the aggregate, material to the operations of the Company. The Company has not loaned funds to any of its employees or equity holders other than advances of expenses in the ordinary course of business.

3.5       Financial Statements; Absence of Changes.

(a)       Listed on Schedule 3.5(a) are (i) an unaudited balance sheet of the Company as of December 31, 2017 and the most recently closed month (not to be more than 62 days prior to the Closing Date) (the “Base Balance Sheet”, and such date, the “Balance Sheet Date”), (ii) unaudited statements of operations for the Business for the 12-month period ending December 31, 2017 and for the most recently closed year to date period (not to be more than 62 days prior to the Closing Date), and (iii) unaudited statements of cash flow for the Business for the 12-month period ending December 31, 2017 and for the most recently closed year to date period (not to be more than 62 days prior to the Closing Date) (such financial information referred to in clauses (i)-(iii) together are referred to herein as the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, each of which has been prepared in accordance with the books and records of the Business, each fairly represents in all material respects the financial position and results of operations of the Business as of the dates and for the periods set forth therein.

(b)       Except as set forth in the Financial Statements from Balance Sheet Date to the date of this Agreement, (i) the Company has operated the Business in the ordinary course of business consistent with past practices and have used reasonable efforts to preserve the Purchased Assets and the Business intact and to preserve the goodwill of suppliers, customers, employees and others having business relations with the Company with respect to the Business, (ii) there has been no material adverse effect on the Business.

3.6       Real and Personal Property.

(a)       Leased Facilities. Schedule 3.6 contains a true and correct list of each parcel of real property used or occupied by the Company (each, a “Facility”) as the lessor or sublessor thereof. Prior to the Closing, each Facility listed on Schedule 3.6 (other than those denoted with an asterisk) was leased by the Company under a lease or sublease with a lessor or subleassor unaffiliated with any Seller (collectively, the “Real Estate Leases”). As of the Closing, the Company is not party to or bound by any contract related to any Facility except the Real Estate Leases. The Company has valid leasehold estates in the real properties leased by it free and clear of all encumbrances, but subject to the leases relating thereto, for the full term thereof. As of the date hereof, each of the Real Estate Leases is a legal, valid and binding agreement of the Company and of the lessor named therein, enforceable against the Company and the lessor named therein in accordance with its terms. Neither the Company nor any other party thereto is in default under any Real Estate Lease and to the Company’s Knowledge, no event has occurred which, after notice or lapse of time or both, would constitute a default under any Real Estate Lease.

(b)       Condition of Improvements. The improvements located at each Facility are in good condition and in good repair, ordinary wear and tear excepted, and, other than repairs or maintenance to be performed in the ordinary course of business. All utilities and similar systems which are required for the operation of the Business at all Facilities are installed and operating and are sufficient to enable all real property to continue to be used and operated in the manner currently being used and operated by the Company.

(c)       Ownership of Real Property. The Company does not own any real property (including without limitation any option or other right or obligation to purchase any real property or any interest therein).

3.7       Tangible Personal Property. Except as listed on Schedule 3.7, the Company is in possession of and has good title to, or has valid leasehold interests in or valid rights under contract to use, all the tangible personal property used in the conduct of its business. Except as set forth on Schedule 3.7, all such tangible personal property is free and clear of all Liens and is in all material respects in good condition, ordinary wear and tear excepted.

3.8       Intellectual Property. Schedule 3.8 contains a complete and accurate list and summary description of all of the following (“Intellectual Property Assets”): (a) U.S. and foreign registered, pending and common law (i) trade names, (ii) service marks, (iii) trademarks, and (iv) logos, (b) all U.S. and foreign issued and pending patents, (c) all U.S. and foreign copyrights, including computer software, whether or not registered, owned by the Company, and (d) all intellectual property, including computer software, licensed to the Company. The Company represents and warrants that the Company is the sole and exclusive owner of the entire right, title and interest in and to the Intellectual Property Assets, other than the rights of licensor under any license agreements, and has good and marketable title to the Intellectual Property Assets owned by the Company free and clear of all royalty obligations and other Liens. Except as set forth in Schedule 3.8, neither the Company's use of the Intellectual Property Assets, nor any products or services produced or provided by the Company, conflicts with, infringes upon, misappropriates, or violates the intellectual property rights of any third party or any license and no such claim of infringement, misappropriation or violation has been threatened or asserted in writing or is pending against the Company, its end-user customers, licensees or licensors. Except as set forth in Schedule 3.8, to the Company’s Knowledge, none of the foregoing claims or demands by any third party will be, or is likely to be made, and there is no fact or circumstance that could reasonably give rise to any such claim. The Company has not entered into any agreement, license, release, or order that restricts the right of the Company to use the Intellectual Property Assets in any way. The Intellectual Property Assets are valid and enforceable and the Company has taken all necessary steps to ensure the validity and enforceability of the Intellectual Property Assets. The Company has the right to use all Intellectual Property Assets used in, or necessary for, the operation of the Business as currently conducted. Each Intellectual Property Asset owned or used by the Company immediately prior to the Effective Date will be owned or available for use by the Buyer on identical terms and conditions immediately subsequent to the Effective Date hereunder.

3.9       Tax Matters.

(a)       The Sellers have prepared and timely filed all required federal and state Tax Returns related to the Business or the Purchased Assets and due on or before the Effective Date, and all such Tax Returns are true, correct and complete in all material respects and have been completed in accordance with all applicable U.S. federal, state, municipal or local or foreign laws, statutes, codes, orders, judgments, or any other legal requirements having the force or effect of law. The Sellers have paid all Taxes owed with respect to the Business or the Purchased Assets, and have no material liability for unpaid Taxes. There has been no audit, investigation, dispute with, or correspondence from any Tax authority to the Company related to the Business or the Purchased Assets. There are no accrued and unpaid Taxes of the Company related to the Business or the Purchased Assets which are due, whether or not assessed or disputed.

(b)       The Company has withheld with respect to employees and other third parties all Taxes required to have been withheld, and such withheld amounts have been timely paid over to the appropriate Tax authority.

(c)       There are no liens for Taxes upon any of the Purchased Assets, except for liens for Taxes not yet due and payable.

(d)       There is no Tax deficiency outstanding, assessed or proposed against or with respect to any Seller related to the Business or the Purchased Assets, nor has any outstanding waiver of any statute of limitations on or extension of the period for which the assessment or collection of any Tax of or with respect to any Seller related to the Business or the Purchased Assets been executed or requested.

(e)       No written claim has ever been made that any Seller is or may be subject to taxation in a jurisdiction in which it does not file Tax Returns by virtue of the operation of the Business or ownership of the Purchased Assets.

(f)       For purposes of this Agreement, “Tax” or “Taxes” shall mean (i) any net income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, fringe benefit, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental, escheat, unclaimed property, or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any governmental entity responsible for the imposition of any such tax, (ii) any Liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being (or ceasing to be) a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period, and (iii) any Liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other person. For purposes of this Agreement, “Tax Return” shall mean any return, report or statement filed or required to be filed with respect to any Tax, including any information return, declaration of estimated tax, claim for refund, election, or voluntary disclosure agreement, and any schedule, addendum or attachment thereto, and any amendment thereof.

3.10       Assigned Contracts; Transferred Permits.

(a)       Assigned Contracts. Schedule 3.10(a) attached hereto lists: (i) each material contract to which the Company is a party and which relates to the Business and/or the Purchased Assets; and (ii) each contract that is necessary for the operation of the Business or is the source of any funds paid or payable to the Company in the connection with the Business (collectively, the “Assigned Contracts”). Each Assigned Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. None of the Company or, to the Company’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Assigned Contract. No event or circumstance has occurred that, with or without notice or lapse of time or both, would constitute an event of default under any Assigned Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of benefit thereunder. The Company has made available to the Buyer true, complete and correct copies of each Assigned Contract. There are no disputes pending or threatened under any Assigned Contract.

(b)       Transferred Permits. Schedule 3.10(b) attached hereto lists all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained from governmental authorities that are (i) necessary or advisable in connection with the operation of the Business; or (ii) included in the Purchased Assets (the “Transferred Permits”). The Transferred Permits are valid and in full force and effect and constitute all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights required to operate the Business and own, use or hold the Purchased Assets. All fees and charges with respect to such Transferred Permits as of the Effective Date have been paid in full. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Transferred Permit.

3.11       Compliance With Laws; Non-Foreign Status. The Company has complied, and is now complying, with all applicable federal, state, local and self-regulatory laws, rules, regulations, statutes, ordinances, declarations or other governing regimes applicable to ownership and use of the Purchased Assets or the Business. Except as listed on Schedule 3.11 (a) the Company has only conducted the Business in the state of New York, and (b) each Investor and each Funder is located in the state of New York. The Company has not received any written notice to the effect that the Company is not in compliance in all material respects with any such laws or orders. The Company is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

3.12       Legal Proceedings. There is not currently, nor has there been during the last three (3) years, any claim, action, suit, proceeding or governmental investigation (“Action”) of any nature pending or threatened against or by any Seller: (a) relating to or affecting the Purchased Assets, the Assumed Liabilities or the Business; or (b) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. There is not currently, nor has there been during the last three (3) years, any inquiry or investigation by any governmental authority pending or threatened against the Company (including any inquiry as to the qualification of the Company to hold or receive any license or permit of the Business). No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

3.13       Books and Records. Without limiting any other provision of this Agreement, the Company has made available to the Buyer or its counsel complete and correct copies of (a) all documents identified on the Schedules, including all exhibits, schedules, amendments and the like, (b) the Company organizational documents, as currently in effect, (c) the minute books containing records of all proceedings, consents, actions and meetings of each of the boards of directors of the Company (including any committees thereof), and stockholders or members of the Company, as applicable, and (d) permits, orders and material consents issued by any regulatory agency with respect to any securities or assets of the Company and all applications for such permits, orders and consents. The minute books of the Company made available to the Buyer contain a complete and accurate summary of all meetings of directors and stockholders or actions by written consent since the time of incorporation of the Company through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects. The books, records and accounts of the Company (i) are true, correct and complete in all material respects, (ii) have been maintained in accordance with reasonable business practices on a basis consistent with prior years, and (iii) accurately and fairly reflect the transactions and dispositions of the Purchased Assets.

3.14       Investors and Funders.

(a)       Schedule 3.14(a) sets forth (i) the names and addresses of each investor of funds in connection with the purchase of participation interests in merchant accounts receivable from Funders (as defined below) during the twelve (12) month-period prior to the date of this Agreement (collectively, the “Investors”), listed by the amounts invested by the Investors. The Company has not received any notice, and the Company does not have any reason to believe, that any Investor, intends to pull its investment in connection with the Business or otherwise act outside of the ordinary course of its current relationship with the Business. To the Company’s Knowledge, the transactions contemplated by this Agreement will not adversely affect the respective relationships between the Buyer and any Investors.

(b)       Schedule 3.14(b) sets forth the names and addresses of each funder who has worked with the Company to sell participation interests in purchases of merchant accounts receivable to Investors during the twelve (12) months prior to the date of this Agreement (collectively, the “Funders”), and the total amounts funded by each such Funder during such period as well any amounts funded by the Company as a funder. The Company has not received any notice, and the Company does not have any reason to believe, that any such Funder will terminate its service relationship with the Business after the Closing or otherwise act outside of the ordinary course of its current relationship to the Business. To the Company’s Knowledge, the transactions contemplated by this Agreement will not adversely affect the respective relationships between the Buyer and any Funders.

3.15       Brokers. Except as set forth on Schedule 3.15, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or the Seller Principals. Any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement payable by any of the Sellers has been paid in full by the Sellers.

3.16       Solvency. Assuming satisfaction of the conditions to this Agreement, and after giving effect to the transactions contemplated hereby, payment of all amounts required to be paid in connection with the consummation of the transactions contemplated hereby, and payment of all related fees and expenses, each Seller and its respective affiliates will not be insolvent as of the Closing and immediately after the consummation of the transactions contemplated hereby.

3.17       Absence of Undisclosed Liabilities. No Seller has any liability or obligation arising out of transactions entered into prior to the Closing, or any action or inaction prior to the Closing, or any state of facts existing prior to the Closing, other than: (a) liabilities reflected on the Financial Statements dated December 31, 2017; (b) liabilities which have arisen after the date of such Financial Statements in the ordinary course of business (none of which is a liability resulting from breach of contract, breach of warranty, tort, infringement, claim or lawsuit), and (c) other liabilities expressly disclosed in this Agreement.

3.18       Accredited Investor. Each of the Sellers represent and warrant to the Buyer that it is an “Accredited Investor,” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Acts of 1933, as amended.

3.19       Independent Investigation. Each of the Sellers represent and warrant to the Buyer that in making its decision to enter into this Agreement and any ancillary agreements and to consummate the transactions contemplated hereby and thereby, other than reliance on the representations, warranties, covenants and obligations of the Buyer set forth in this Agreement, such Seller has relied solely on its own independent investigation, analysis and evaluation of the Buyer. Each of the Sellers confirm to the Buyer that such Seller is sophisticated and knowledgeable in the Business and is capable of evaluating the matters set forth above.

3.20       Full Disclosure. No representation or warranty by the Company in this Agreement and no statement contained in the schedules to this Agreement or any certificate or other document furnished or to be furnished to the Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading. There is no fact that the Company has not disclosed to the Buyer and its counsel in writing and of which the Company (or any of them) is aware that is material to the Business or any of the Purchased Assets.

Article 4
Representations and warranties of The buyer

The Buyer represents and warrants to the Sellers that the statements contained in this Article IV are true and correct as of the execution of this Agreement. For purposes of this Article IV, “Buyer’s Knowledge” means the actual or constructive knowledge of any director or officer of the Buyer, after due inquiry.

4.1       Organization and Authority of Buyer; Enforceability. The Buyer is a limited liability company, duly organized, validly existing and in good standing under the laws of the state of Delaware. The Buyer has full limited liability company power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Buyer of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite actions on the part of the Buyer. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by the Buyer, and (assuming due authorization, execution and delivery by the Sellers) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of the Buyer enforceable against the Buyer in accordance with their respective terms.

4.2       No Conflicts; Consents. The execution, delivery and performance by the Buyer of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the certificate of incorporation, by-laws or other organizational documents of the Buyer; or (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Buyer. No consent, approval, waiver or authorization is required to be obtained by the Buyer from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by the Buyer of this Agreement and the consummation of the transactions contemplated hereby.

4.3       Legal Proceedings. There is no Action of any nature pending or, to the Buyer’s Knowledge, threatened against or by the Buyer that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

4.4       Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Buyer.

4.5       Solvency. Assuming satisfaction of the conditions to this Agreement, and after giving effect to the transactions contemplated hereby, payment of all amounts required to be paid in connection with the consummation of the transactions contemplated hereby, and payment of all related fees and expenses, the Buyer and its respective affiliates will not be insolvent as of the Closing and immediately after the consummation of the transactions contemplated hereby.

Article 5
Covenants

5.1       Public Announcements. From and after the Closing, unless otherwise required by applicable law, the Sellers shall not make any public announcements or share any material information with any third party regarding this Agreement or the transactions contemplated hereby without the prior written consent of the Buyer.

5.2       Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to the Buyer.

5.3       Transfer Taxes. All Taxes incurred in connection with this Agreement and the documents to be delivered hereunder shall be borne and paid by the Company when due. The Company shall, and the Seller Principals shall cause the Company to, at its own expense, timely file any Tax Return or other document with respect to such Taxes (and the Buyer shall cooperate with respect thereto as necessary).

5.4       Name Change. Within five (5) business days following the Closing, the Company shall, and the Seller Principals shall cause the Company to, change its name and do such other things as shall be necessary to permit the Buyer to assume and use the name “Luxemark Capital” and derivations thereof and use all other names utilized by the Company in operating the Business as an ongoing concern. Without limiting the foregoing, the Company shall not, and the Seller Principals shall cause the Company not to, use the name “LuxeMark Capital” in commerce or otherwise following the Closing.

5.5       Post-Closing Company Operations. Promptly following the Closing, the Company shall, and the Seller Principals shall cause the Company to, cease all of its operations (whether or not related to the Business) with the following exceptions: (i) owning and maintaining all rights and obligations associated with the Equity Consideration; (ii) receiving, if any, Initial Earn-Out payments or Performance Based Earn-Out Payments; (iii) entering into a consulting agreement with Abraham Zeines; and (iv) filing and paying all such fees, franchise taxes and other costs associated with or ancillary to the biennial statement that the Company is required to file in the State of New York (along with any earlier filings with the State of New York that were not timely made). If, in the Buyer’s sole discretion, the Company is conducting any operations other than those explicitly set forth above, the Buyer maintains the right to require the Company to wind up its affairs in accordance with the law of the state of the Company’s organization (including, for the avoidance of doubt, establishing any reserves for Liabilities of the Company that are necessary or advisable under such state law) and dissolve its existence under such state law.

5.6       Biennial Statement. Within ten (10) business days following the Closing, the Seller Principals shall cause the Company to file the biennial statement that it is required to file with the State of New York and shall pay all such fees, franchise taxes and other costs associated with or ancillary to such filing and any earlier filings with the State of New York that were not timely made.

5.7       Further Assurances. From and after the Closing, each of the parties hereto shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the documents to be delivered hereunder. To the extent that the Company’s rights under any Assigned Contract that is an Assumed Liability or any Transferred Permit that is a Purchased Asset, or any other Purchased Asset, may not be assigned or transferred to the Buyer without the consent, authorization or waiver of another person or entity which has not been obtained, this Agreement shall not constitute an agreement to assign or transfer the same if an attempted assignment would constitute a breach thereof or be unlawful, and the Company shall reasonably cooperate, at the Company’s expense, in the Company’s obtaining any such required consent(s), authorization(s) or waiver(s) as promptly as possible. Notwithstanding the foregoing, except as required under applicable law (in which case, the Company shall be solely responsible for such payment), neither the Company nor the Buyer (or any of their respective affiliates) shall be required to pay any form of consideration to any third party to obtain any consent, authorization or waiver. Pending obtaining such consent, authorization or waiver, the Company and the Buyer shall use their commercially reasonable efforts to cooperate with each other to agree to any reasonable and lawful arrangements designed to provide to the Buyer the benefits such Purchased Asset or Assigned Contract that it would have obtained had the Purchased Asset or Assigned Contract been assigned and transferred to the Buyer at the Closing. Once the required consent, authorization or waiver is obtained, the Company shall, or shall cause its relevant affiliates to, assign and transfer such Purchased Asset or Assigned Contract to the Buyer at no additional cost to the Buyer. The Company shall hold in trust for and pay to the Buyer promptly upon receipt thereof, all income, proceeds and other monies received by the Company or any of its affiliates in connection with its use of any Purchased Asset or Assigned Contract (net of any income Taxes and any other costs imposed upon the Company) in connection with the arrangements under this Section 5.7, and the Buyer shall be responsible for all economic liabilities incurred in the aforesaid use of such Purchased Asset or performance of such Assigned Contract (except to the extent arising out of any breach or violation of, or default under, any applicable law or contract by the Company or its affiliates).

Article 6
Indemnification

6.1       Survival. All representations, warranties, covenants and agreements contained herein and all related rights to indemnification shall survive the Closing.

6.2       Indemnification by the Sellers. The Sellers shall jointly and severally defend, indemnify and hold harmless the Buyer, its affiliates and their respective stockholders, directors, officers and employees (each a “Buyer Indemnified Party”) from and against all claims, judgments, damages, liabilities, settlements, losses, costs and expenses, including attorneys’ fees and disbursements (each a “Loss”), sustained or incurred by the Buyer Indemnified Parties (or any of them) to the extent directly or indirectly resulting from, or arising out of, any of the following:

(a)       any breach or failure to be true of any representation or warranty of the Sellers contained herein or contained in any certificate or instrument of any officer of the Company required to be delivered pursuant to this Agreement;

(b)       any breach or non-fulfillment of any covenant or other agreement made or to be performed by any Seller contained herein or any ancillary agreement or any certificate or other instrument required to be delivered by any Seller pursuant to this Agreement;

(c)       any fraud, willful breach or intentional misrepresentation by any Seller (or any of its agents); and

(d)       any Excluded Liabilities.

6.3       Indemnification by the Buyer. The Buyer shall defend, indemnify and hold harmless each of the Sellers, its affiliates and their respective stockholders, directors, officers and employees (each a “Seller Indemnified Party”) from and against all Losses sustained or incurred by the Seller Indemnified Parties (or any of them) to the extent directly or indirectly resulting from, or arising out of, any of the following:

(a)       any breach or failure to be true of any representation or warranty of the Buyer contained herein or contained in any certificate or instrument of any officer of the Buyer required to be delivered pursuant to this Agreement;

(b)       any breach or non-fulfillment of any covenant or other agreement made or to be performed by the Buyer contained herein or any ancillary agreement or any certificate or other instrument required to be delivered by the Buyer pursuant to this Agreement; and

(c)       any fraud, willful breach or intentional misrepresentation by the Buyer (or any of its agents).

6.4       Materiality and Knowledge Qualifiers. For the purposes of this Article VI, when determining the amount of Losses suffered by a Buyer Indemnified Party or a Seller Indemnified Party as a result of any breach, inaccuracy or failure, or the occurrence, determination or existence of such breach, inaccuracy or failure, of any representation, warranty, covenant or agreement given or made by any Seller or the Buyer, as applicable, that is qualified or limited in scope as to materiality or knowledge, such representation, warranty, covenant or agreement shall be deemed to be made or given without such qualification or limitation.

6.5       Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the Seller Indemnified Party or the Buyer Indemnified Party shall promptly provide written notice of such claim to the other party (the “Indemnifying Party”). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a person or entity who is not a party to this Agreement, the Seller Indemnified Party or the Buyer Indemnified Party, as applicable, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnifying Party. The Indemnifying Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Seller Indemnified Party or the Buyer Indemnified Party, as applicable, does not assume the defense of any such Action, the Indemnifying Party may do so, but only if and to the extent it defends against such Action vigorously and in good faith. The Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written consent.

6.6       Right of Set-Off; Pledge Security. The Buyer or the Sellers may set-off any Losses for which a Buyer Indemnified Party or a Seller Indemnified Party is indemnified under this Agreement by the Sellers or the Buyer, as applicable, from any amounts payable to the Sellers or the Buyer pursuant this Agreement. For the avoidance of doubt, such set-off right of the Buyer shall include, but not limited to, the Earn-Out. Each of the Sellers acknowledge and agree that the Sellers’ indemnification obligations pursuant to this Article VI shall additionally be secured by the Equity Consideration and a pledge thereof pursuant to the Pledge Agreement.

6.7       Miscellaneous. All indemnification payments made by any party under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for tax purposes, unless otherwise required by law. The Buyer’s right to indemnification or other remedy based on the representations, warranties, covenants and agreements of the Sellers contained herein will not be affected by any investigation conducted by the Buyer with respect to, or any knowledge acquired by the Buyer at any time, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement. The rights and remedies provided in this Article VI are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

Article 7
Miscellaneous

7.1       Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

7.2       Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the applicable address specified on the signature page to this Agreement.

7.3       Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

7.4       Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

7.5       Entire Agreement. This Agreement and the documents to be delivered hereunder constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and the documents to be delivered hereunder and Schedules (other than an exception expressly set forth as such in the Schedules), the statements in the body of this Agreement will control.

7.6       Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. None of the Sellers may assign its rights or obligations hereunder without the prior written consent of the Buyer, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

7.7       No Third-Party Beneficiaries. Except as provided in Article VI, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

7.8       Amendment and Modification. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.

7.9       Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

7.10       Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

7.11       Submission to Jurisdiction. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the State of Delaware in each case located in Wilmington, Delaware, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

7.12       Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

7.13       Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

7.14       Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

LUXEMARK CAPITAL LLC
By /s/ Oskar Kowalski Name: Oskar Kowalski Title: Managing Member
/s/ Avraham Zeines Avraham Zeines /s/ Oskar Kowalski Oskar Kowalski /s/ Kamil Blaszczak Kamil Blaszczak
30 Broad Street 12th Floor, Suite 1201 New York, NY 10004
With a copy to: New Venture Attorneys, P.C. 101 Church Street, Suite 22 Los Gatos, CA 95030 Attn: Tomer Tal Email: tomer@newventureattorneys.com

[Signature Page to Asset Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

LM CAPITAL SOLUTIONS, LLC
By /s/ Wayne Barr Name: Wayne Barr Title: President

c/o CCUR Holdings, Inc.
4375 River Green Parkway Suite 210 Duluth, GA United States

With a copy to: Moore & Van Allen PLLC 100 North Tryon Street, Suite 4700 Charlotte, NC 28202 Attn: Michael R. Miller Email: michaelmiller@mvalaw.com

[Signature Page to Asset Purchase Agreement]